EXHIBIT 3.11

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
EVCI CAREER COLLEGES HOLDING CORP.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, EVCI Career Colleges Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on June 18, 2007 pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended, of the Corporation:

That the Certificate of Incorporation, as amended, of the Corporation be amended by inserting the following in lieu of the first paragraph of Article FOURTH thereof:

“Simultaneously with the effective date of the filing of this amendment to the Certificate of Incorporation (the “Split Effective Date”), each three shares of the Corporation’s common stock issued and outstanding or held as treasury shares immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically, without any action on part of the holder thereof, be reclassified and changed into one share of common stock which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock,” subject to the treatment of fractional share interests described below). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of New Common Stock. The Corporation shall not recognize on its stock records books any purported transfer of any fractional share of New Common Stock of the Corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation’s transfer agent for cancellation, the number of shares of New Common Stock to which such stockholder is entitled rounded up to the nearest whole number of shares of New Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange.

The total number of shares of all classes of stock which the Corporation is authorized to issue is 37,666,666 shares, consisting of: (a) 36,666,666 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.”

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on July 31, 2007, duly approved said proposed Certificate of Amendment of Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective at 9:00 AM on August 28, 2007.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 24th day of August, 2007.

EVCI CAREER COLLEGES HOLDING CORP.

By:	/s/Joseph D. Alperin
Name:	Joseph D. Alperin

Title:	General Counsel and Vice President for
Corporate Affairs